Exhibit 10.14 July 29, 2021 Carrie Chelko 48 Overlook Circle Garnet, Pennsylvania 19060 Dear Carrie Chelko: I am pleased to confirm our offer of employment to you for the position of EVP & General Counsel with Jackson, beginning 08/30/2021, reporting to Laura Prieskorn. Your annual base salary will be $450,000.00, payable biweekly, subject to normal withholding deductions for taxes, benefits, and similar items. You will be eligible for an annual discretionary bonus, which is based on Company and individual performance and is subject to normal withholding deductions for taxes, benefits, and similar items. Your bonus target is 200% of your base salary. Eligibility requirements and payment timing are described in the attached brochure. You must be employed with the Company on the date incentive bonus payments are made in order to receive such payments. Your annual bonus for 2021, payable in March 2022, will be prorated and is guaranteed to be no less than $300,000 (irrespective of any pro ration). You will be eligible to participate in the Prudential Long Term Incentive Plan (PLTIP). Your annual grant is expected to have a target value of $800,000. The target value is anticipated to be converted to Jackson equity (JXN) based on the closing price of JXN averaged over a three to ten day period prior to the grant date. If awards are granted under a successor plan to the PLTIP, denominated in JXN shares in contemplation of an independent Jackson, then your award will be subject to the terms and conditions applicable to other peer long-term incentive eligible associates at Jackson. You will receive your first long-term incentive award grant in 2021 and the target value of this award will be $800,000. This award will not be in lieu of the normal 2022 annual equity incentive award (which will likely be granted in the Spring of 2022, subject to the Jackson Financial Inc. Compensation Committee’s discretion), and you will continue to be eligible for annual long-term incentive awards as approved by the Jackson Financial Inc. Compensation Committee. We are also pleased to offer you sign-on awards/cash payments with a total value of $1,385,000, payable and/or vesting in installments. These awards (collectively referred to as the “Sign-on Awards”) will be provided either (i) in cash, or (ii) in equity granted at the same time as your normal 2021 long-term incentive award, vesting/payable as outlined below. Cash payments and the value of vested equity awards are subject to normal withholding deductions for taxes. The schedule of cash payments and equity award vestings follows: o The first cash installment will be in the amount of $275,000 and will be paid within 30 days of commencing employment with Jackson. o The second cash installment will be in the amount of $600,000 and will be paid in March 2022. o The first sign-on equity award will be granted as restricted stock units in Fall 2021 with a notional value of $170,000 and will vest and be released to you in March 2022. o The second sign-on equity award will be granted as restricted stock units in Fall 2021 with a

Exhibit 10.14 notional value of $290,000 and will vest and be released to you in March 2023. o The third sign-on equity award will be granted as restricted stock units in Fall 2021 with a notional value of $50,000 and will vest and be released to you in March 2024. If you voluntarily resign from the Company after receipt of such cash installment(s) or after the vesting of the sign-on equity awards outlined above, you agree to reimburse the Company only for the cash payments made and vested sign-on equity awards released to you within 12 months prior to your termination date. You must be employed with the Company on the date cash sign- on payments are made and/or equity awards are due to vest in order to receive such payments/vested awards; provided, however, that if your employment with the Company is involuntarily terminated by the Company without Cause (as defined in the Jackson Financial Inc. 2021 Omnibus Incentive Plan as in effect on the date of Jackson Financial Inc’s demerger (the “OIP”)), if you resign for Good Reason (as defined in the OIP), if you die, or you become eligible for long-term disability payments under the Company’s LTD plan, then your Sign On Awards will be fully paid and vested (to the extent not previously paid or vested) within 30 days following your termination, death or disability date and the execution of a release of claims. You will also be eligible for compensated personal time off and holidays, health benefits, 401(k) plan with generous matching and profit-sharing contributions, and other benefit programs according to the Company’s employment policies and subject to the formal terms of such plans and programs. Please see the attached brochure for additional information regarding those offerings. You will also be eligible for all other executive benefit programs that may be offered to similarly situated executives of the Company from time to time and for severance under any applicable severance plan of the Company, but in no event will the severance benefit to which you will be entitled in the event of an involuntary termination without cause be less than an amount equal to your annual base salary plus your annual target bonus subject to the execution of a release of claims. To assist you with your relocation, a copy of Jackson’s relocation policy and Executive package details are outlined in the attached brochure. Notwithstanding anything to the contrary in our relocation policy, you will be entitled to be reimbursed for any permissible expenses under the policy as long as they are incurred on or before August 30, 2022. Depending on your role serving on various committees and your future status as a Section 16 Officer of Jackson, your personal investment trading activities may be limited due to certain information you will be exposed to. The Company requires a negative drug screen and favorable background investigation for all associates. These are typically preemployment requirements. However, given current delays related to the Covid-19 pandemic, drug screens and background investigations may not be able to be completed until after your start date with the Company. Continued employment will be contingent upon a negative drug screen and favorable background investigation, both of which must be completed as soon as possible once conditions allow. Please contact Jodi Cook at (517) 367-4710 should you have questions pertaining to the drug screen and/or background check process. Carrie, we are enthusiastic about you joining Jackson and anticipate a mutually rewarding working relationship. Sincerely, Julia Goatley EVP, General Counsel and Secretary This offer is not a guarantee of employment as you will be an at-will associate of the Company. You may terminate your employment at any time, with or without notice. Similarly, the Company may

Exhibit 10.14 terminate your employment at any time with or without cause. No other agreements regarding your employment exist, expressed or implied. Your anticipated start date is 08/30/2021. Please note, this date can change by up to two weeks. Your official start date will be captured in your employee record on your first day in your new position.